Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

QUEST RESOURCE HOLDING CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.001 per share(2)	457(h)	250,000	$5.44	$1,360,000	$0.0001102	$148.87
Equity	Common stock, par value $0.001 per share(2)	457(h)	25,000	$8.68	$217,000	$0.0001102	$23.91
Equity	Common stock, par value $0.001 per share(2)	457(h)	62,500	$2.08	$130,000	$0.0001102	$14.33
Equity	Common stock, par value $0.001 per share(2)	457(h)	10,500	$1.17	$12,285	$0.0001102	$1.35
Equity	Common stock, par value $0.001 per share(2)	457(h)	10,500	$2.62	$27,510	$0.0001102	$3.03
Equity	Common stock, par value $0.001 per share(2)	457(h)	10,500	$2.45	$25,725	$0.0001102	$2.83
	Total Offering Amounts		369,000	—	—	—	$195.33
	Fees Previously Paid						$—
	Total Fee Offsets						—
	Net Fee Due						$195.33

(1)	This registration statement covers 369,000 shares of common stock of Quest Resource Holdings Corporation (the “Company”) available for issuance pursuant to that certain offer letter by and between the Company and each of Messrs. Hatch, Johnston and Sweitzer. The stock options (the “Inducement Options”) were issued outside of the Company’s stockholder-approved 2012 Incentive Compensation Plan, as amended and restated, pursuant to a previously-announced offer letter between the Company and each of Messrs. Hatch, Johnston and Sweitzer, as an inducement award under applicable Nasdaq Capital Market rules. Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement shall also cover any additional shares of common stock which become issuable under each of those offer letters to prevent dilution resulting from any stock dividend, stock split, recapitalization or similar transactions.
(2)	Pursuant to Rule 457(h) promulgated under the Securities Act of 1933, the “Proposed Maximum Offering Price Per Share” and “Proposed Maximum Aggregate Offering Price” are based on the per share exercise price of the Inducement Options, which is the closing price of the Registrant’s common stock as reported on the Nasdaq Capital Market on February 1, 2016, November 1, 2022, October 3, 2016, October 2, 2017, October 15, 2018 and October 3, 2019, respectively.